PROSPECTUS SUPPLEMENT NO. 2 (to prospectus dated July 16, 2020)	Filed Pursuant to Rule 424(b)(3) Registration Nos. 333-239616

OPEN LENDING CORPORATION

52,916,659 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 16, 2020 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-239616), with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on May 25, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of (i) up to an aggregate of 23,750,000 shares of our common stock that may be issued as earn-out consideration upon certain triggering events and (ii) 9,166,659 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share of common stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on The Nasdaq Stock Market under the symbols “LPRO”. On July 29, 2021, the closing price of our common stock was $38.06 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2021

OPEN LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39326	84-5031428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Barton Oaks One

1501 S. MoPac Expressway

Suite 450

Austin, Texas 78746

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 512-892-0400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LPRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 25, 2021, Open Lending Corporation (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”) to consider and vote on the two proposals set forth below, each of which is described in greater detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 14, 2021. The final voting results are set forth below.

Proposal 1—Election of the Three Class I Director Nominees

The stockholders elected each of the three persons named below to serve as Class I members of the Company’s board of directors, to serve until the Company’s 2024 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. The results of such vote were as follows:

	For	Withheld	Broker Non-Vote
Eric A. Feldstein	84,847,462	605,686	16,240,220
Gene Yoon	67,381,223	18,071,925	16,240,220
Brandon Van Buren	84,827,749	625,399	16,240,220

Proposal 2—Ratification of Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The stockholders ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The results of such vote were as follows:

For	Against	Abstain
101,690,259	2,512	597

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN LENDING CORPORATION

By:	/s/ Charles Jehl
Name:	Charles D. Jehl
Title:	Chief Financial Officer

Date: May 25, 2021

2